Exhibit 99.1

Medytox Solutions, Inc. Announces Results for the Three and Six Months
Ended June 30, 2014

Medytox Solutions, Inc. (OTCQB: MMMS) (August 18, 2014) announced today its financial results for the three-month period ended June 30, 2014 (the “2014 Quarter”), and the six-month period ended June 30, 2014 (the "2014 Period"). For the 2014 Quarter, the Company reported revenues of approximately $20.1 million, which represented an increase of approximately $12.2 million, or 142%, from the approximately $8.6 million in revenues reported for the same period of the prior year (the “2013 Quarter”). For the 2014 Period, the Company reported revenues of approximately $41.8 million, which represented an increase of approximately $25.2 million, or 152, from the approximately $16.6 million in revenues reported for the same period of the prior year (the “2013 Period”). For the 2014 Quarter, the Company reported income from operations of approximately $5.8 million, compared to income from operations of approximately $0.9 million for the 2013 Quarter. For the 2014 Period, the Company reported income from operations of approximately $12.7 million, as compared to income from operations of approximately $2.2 million for the 2013 Period.

“Our results for the three and nine months ended June 30, 2014 are due to our continued commitment to all our customers," stated William Forhan, the Company’s Chief Executive Officer. "We also appreciate all our employees, who work hard to deliver excellent customer service.”

The Company is a holding company that owns and operates businesses in the medical services sector. Our principal line of business is clinical laboratory blood and urine testing services, with a particular emphasis in the provision of urine drug toxicology and comprehensive pain medication monitoring programs to physicians, clinics and rehabilitation facilities in the United States.

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MEDYTOX SOLUTIONS, INC.

Condensed Consolidated Statements of Operations

(Unaudited)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2014	2013	2014	2013
Revenues	$20,784,426	$8,602,577	$41,846,998	$16,626,336

Total operating expenses	14,986,134	7,675,800	29,184,625	14,442,103

Income from operations	5,798,292	926,777	12,662,370	2,184,233

Total other income (expense)	(100,813)	(122,700)	(63,258)	(332,843)

Income before income taxes	5,697,479	804,077	12,599,112	1,851,390

Provision for income taxes	2,198,000	120,800	4,796,100	514,900

Net income attributable to Medytox Solutions	3,499,479	683,277	7,803,012	1,336,490
Preferred stock dividends	1,510,542	244,365	2,424,105	483,106

Net income attributable to Medytox Solutions common shareholders	$1,988,937	$438,912	$5,378,907	$853,384

Net income per common share - Basic	$0.07	$0.01	$0.18	$0.03

Diluted	$0.06	$0.02	$0.18	$0.03

Weighted average number of common shares outstanding during the period - Basic	30,247,265	29,572,076	30,145,723	29,567,814

Diluted	30,669,487	29,955,309	30,482,862	29,931,047

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“Forward-looking” Statements

This press release may contain “forward-looking” statements, as defined in the Private Securities Litigation Reform Act of 1995, as amended. Any such statements are made pursuant to the safe-harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and they involve a number of risks and uncertainties that could cause actual results to differ materially from those that may be anticipated by or from the forward-looking statements. Important factors that could cause such a difference are set forth in the Company’s filings with the Securities and Exchange Commission and include, but are not limited to the ability to consummate acquisitions and the ability to integrate such acquisitions.

Contact:	Sebastien Sainsbury ssainsbury@medytoxsolutionsinc.com
400 South Australian Avenue, 8th Floor
West Palm Beach, Florida 33401

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